Exhibit 99.1

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

DALLAS –  A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter 2018 net income of $0.2 million,  or $0.01 per fully diluted share.  In the fourth quarter of 2017,  the Company reported net income of $12.8 million, or $0.58 per fully diluted share,  primarily driven by the sale of real estate.

For the fourth quarter of 2018, on a non-GAAP basis, A. H. Belo reported operating income adjusted for certain items (“adjusted operating income”)  of $2.6 million, a  decrease of $2.9 million, or 52.6 percent, when compared to adjusted operating income of $5.5 million reported for the fourth quarter of 2017.

For the full year 2018,  the Company reported a net loss of  $5.4 million, or $(0.26) per share. For the full year 2017, the Company reported net income of $10.2 million, or $0.46 per fully diluted share.  Full year 2017 income was driven by the sale of real estate.

For the full year 2018, on a non-GAAP basis, the Company reported adjusted operating income of $5.4 million, a decrease of $6.3 million, or 53.9 percent, compared to adjusted operating income of $11.7 million reported for the full year 2017.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “2018 was a challenging year for newspapers across the country as print advertising declined steeply across all categories. The Dallas Morning News felt this impact beginning early in the first quarter. Meanwhile, the loss of three key accounts at the end of 2017 interrupted revenue growth at Belo + Company until the fourth quarter, when new business filled the gaps and momentum was reestablished.

“The Board and Management Committee devoted the last half of 2018 to addressing the secular changes in the newspaper business and ensuring that Belo + Company has the resources needed to grow consistently over time. This work continues in 2019. Several specific actions

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

have been taken, including a significant product repositioning at The Dallas Morning News; a shift of internal resources at The News to support a range of subscriber initiatives; enhancements to The News’ commercial printing business; refinements to Belo + Company’s sales organization and expansion of creative services capabilities; and, streamlining of the corporate and operating unit financial organization.

“2019 is off to a good start across the Company and we are encouraged that the efforts undertaken over the past year will yield important benefits. The implementation of the Arc platform at The Dallas Morning News in the third quarter of 2019 will be the culmination of work throughout the newspaper to launch a new digital product design that complements changes made to the print product in January 2019, further emphasizing the importance of subscriber revenue.

“The Company’s balance sheet continues to be an advantage in many ways and we are fully re-engaged in the process of monetizing the former headquarters campus in downtown Dallas.”

Full Year Results

Total revenue was $202.3 million for the full year of 2018, a decrease of $46.3 million, or 18.6 percent, when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $105.4 million in 2018, a decrease of $37.8 million, or 26.4 percent, when compared to the $143.2 million reported for the full year of 2017.  The Company adopted the new revenue standard (Topic 606) as of January 1, 2018, which requires revenue to be recorded net for certain transactions where the Company acted as an agent. Prior to adoption, such revenue was generally recorded gross. As a result of adopting this new guidance, advertising and marketing

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

services revenue was reduced by $11.7 million for the year ended December 31, 2018, with the offsetting change recorded as a reduction to operating expense.

Circulation revenue was $71.9 million, a decrease of $5.0 million, or 6.5 percent, when compared to the prior year period, primarily due to lower home delivery and single copy volumes, partially offset by rate increases and an increase of $1.2 million, or 42.9 percent, in digital-only subscription revenue. Circulation revenue was also affected by the adoption of the new revenue guidance, including a decline of $1.0 million related to the grace period for home delivery subscriptions where the Company records revenue for newspapers delivered after a subscription expires. Prior to adoption, non-payment of grace was recorded as bad debt to operating expense; under the new guidance, revenue is directly reduced.

Printing, distribution and other revenue decreased $3.6 million, or 12.5 percent, to $24.9 million for the full year of 2018, primarily due to a decrease in commercial printing revenue of $1.4 million and a decrease of $1.9 million in event-related and other revenue.

Total consolidated operating expense for the full year of 2018, on a GAAP basis, was $212.2 million, a decrease of $44.0 million, or 17.2 percent, compared to full year 2017. Excluding the expense decrease related to the adoption of the new revenue guidance, consolidated operating expense decreased $31.3 million, or 12.2 percent, when compared to the prior year period,  primarily due to expense reductions in employee compensation and benefits of $14.2 million, $6.1 million in distribution,  $3.4 million in revenue-related expenses, $1.9 million in advertising and promotion, $1.5 million in newsprint, ink, and other supplies, and $1.1 million in temporary services. In addition, in 2017 the Company recorded asset impairment charges of $3.3 million.

For the full year 2018, on a non-GAAP basis, total consolidated operating expense adjusted for certain items (“adjusted operating expense”) was $209.6 million, a decrease of $27.3 million, or 11.5 percent, compared to $237.0 million of adjusted operating expense

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

reported for full year 2017. The decrease in adjusted operating expense is a result of the Company’s continued focus on operating efficiency, which was reflected by the expense reductions in employee compensation and benefits, distribution, advertising and promotion, newsprint and temporary services.

As of December 31, 2018, the Company had 982 employees, a decrease of 108, or 9.9 percent, compared to the prior year period. Cash and cash equivalents were $55.3 million and the Company had no debt.

Fourth Quarter Results

Total revenue was $52.6 million in the fourth quarter of 2018,  a decrease of $11.5 million, or 17.9 percent, when compared to the fourth quarter of 2017.

Revenue from advertising and marketing services, including print and digital revenues, was $28.0 million in the  fourth quarter of 2018,  a decrease of $9.1 million, or 24.5 percent, when compared to the $37.1 million reported for the fourth quarter of 2017. As a result of adopting the new revenue guidance, advertising and marketing services revenue was reduced by $2.9 million for the three months ended December 31, 2018, with the offsetting change recorded as a reduction to operating expense.

Circulation revenue was $18.4 million, a decrease of $1.4 million, or 7.2 percent, when compared to the fourth quarter of 2017. The decline was primarily due to a decrease in home delivery and single copy volumes, partially offset by rate increases and an increase of $0.3 million, or 36.7 percent, in digital-only subscription revenue. Circulation revenue was also affected by the adoption of the new revenue guidance, including a decline of $0.2 million related to the grace period for home delivery subscriptions.

Printing, distribution and other revenue decreased $0.9 million, or 12.8 percent, to  $6.2 million, primarily due to decreases of $0.3 million in commercial printing revenue and

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

$0.6 million in event-related and other revenue.

Total consolidated operating expense in the fourth quarter of 2018, on a GAAP basis, was $53.6 million, a decrease of $11.8 million, or 18.0 percent, compared to the fourth quarter of 2017.  Excluding the expense decrease related to the adoption of the new revenue guidance, consolidated operating expense decreased $8.6 million, or 13.2 percent, when compared to the prior year period. The improvement was primarily due to decreases of $2.5 million in employee compensation and benefits expense, $1.2 million in distribution expense, $0.6 million in revenue-related expenses, $0.3 million in temporary services expense, and $0.3 million in newsprint, ink and other supplies expense.  In addition, in the fourth quarter of 2017 the Company recorded an asset impairment charge of $3.1 million.

In the fourth quarter of 2018, on a non-GAAP basis, adjusted operating expense was  $53.2 million, an improvement of $5.4 million, or 9.2 percent, compared to $58.6 million of adjusted operating expense reported in the fourth quarter of 2017. The improvement is primarily due to expense decreases in employee compensation and benefits,  distribution, revenue-related expenses, temporary services, newsprint, and reductions from continued management of discretionary spending.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating income, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Friday,  March 8, 2019, at 10:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest.  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1059 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 12:00 p.m. CST on March 8,  2019 until 11:59 p.m. CDT on March 15,  2019. The access code for the replay is 464458.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

March 8, 2019

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas with commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2018	2017	2018	2017
Net Operating Revenue:
Advertising and marketing services	$28,030	$37,146	$105,428	$143,247
Circulation	18,355	19,785	71,919	76,884
Printing, distribution and other	6,228	7,146	24,940	28,495
Total net operating revenue	52,613	64,077	202,287	248,626
Operating Costs and Expense:
Employee compensation and benefits	21,929	24,407	89,304	103,495
Other production, distribution and operating costs	23,381	29,072	90,167	114,594
Newsprint, ink and other supplies	5,726	6,019	22,026	23,561
Depreciation	2,380	2,575	9,902	10,415
Amortization	200	200	799	799
Asset impairments	—	3,116	(22)	3,344
Total operating costs and expense	53,616	65,389	212,176	256,208
Operating loss	(1,003)	(1,312)	(9,889)	(7,582)
Other income, net	1,250	7,607	3,891	11,483
Income (Loss) Before Income Taxes	247	6,295	(5,998)	3,901
Income tax provision (benefit)	96	(6,521)	(565)	(6,260)
Net Income (Loss)	$151	$12,816	$(5,433)	$10,161

Per Share Basis
Net income (loss)
Basic and diluted	$0.01	$0.58	$(0.26)	$0.46
Number of common shares used in the per share calculation:
Basic	21,661,199	21,740,374	21,747,633	21,721,497
Diluted	21,661,843	21,741,814	21,747,633	21,723,002

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$55,313	$57,660
Accounts receivable, net	22,057	26,740
Assets held for sale	1,089	1,089
Other current assets	8,935	16,905
Total current assets	87,394	102,394
Property, plant and equipment, net	26,261	31,706
Intangible assets, net	3,274	4,073
Goodwill	13,973	13,973
Deferred income taxes, net	6,417	5,355
Other assets	5,029	5,347
Total assets	$142,348	$162,848
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,334	$10,303
Accrued compensation and other current liabilities	13,880	12,518
Advance subscription payments	11,449	11,670
Total current liabilities	31,663	34,491
Long-term pension liabilities	31,889	23,038
Other liabilities	8,210	7,620
Total liabilities	71,762	65,149
Total shareholders' equity	70,586	97,699
Total liabilities and shareholders’ equity	$142,348	$162,848

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands (unaudited)	2018	2017	2018	2017
Total net operating revenue	$52,613	$64,077	$202,287	$248,626
Total operating costs and expense	53,616	65,389	212,176	256,208
Operating Loss	$(1,003)	$(1,312)	$(9,889)	$(7,582)

Total net operating revenue	$52,613	$64,077	$202,287	$248,626
Addback:
Advertising contra revenue	2,943	—	11,720	—
Circulation contra revenue	217	—	1,006	—
Adjusted Operating Revenue	$55,773	$64,077	$215,013	$248,626

Total operating costs and expense	$53,616	$65,389	$212,176	$256,208
Addback:
Advertising contra expense	2,943	—	11,720	—
Circulation contra expense	217	—	1,006	—
Pension and post-employment expense (benefit)	(1,027)	(862)	(3,818)	2,471
Less:
Depreciation	2,380	2,575	9,902	10,415
Amortization	200	200	799	799
Severance expense	17	84	773	1,259
Pension plan settlement loss	—	—	—	5,911
Asset impairments	—	3,116	(22)	3,344
Adjusted Operating Expense	$53,152	$58,552	$209,632	$236,951

Adjusted operating revenue	$55,773	$64,077	$215,013	$248,626
Adjusted operating expense	53,152	58,552	209,632	236,951
Adjusted Operating Income	$2,621	$5,525	$5,381	$11,675

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented in accordance with the new guidance, while prior period amounts are not restated. While the Company adjusts operating revenue and expense for comparative purposes, these adjustments have no effect on adjusted operating income (loss). In addition, the Company adopted the new retirement benefits guidance (Topic 715) as of January 1, 2018, which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As a result of adopting this guidance, total operating costs and expense increased $1,027 and $3,818 for the three and twelve months ended December 31, 2018, respectively. For the three months ended December 31, 2017, total operating costs and expense increased $862 and for the twelve months ended December 31, 2017, expense decreased $2,471. In the third quarter of 2017, the Company completed a de-risking transaction to reduce the Company’s pension liability, which resulted in a charge to pension expense of $5,911.

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to include pension and post-employment expense (benefit) and exclude depreciation, amortization, severance expense, pension plan settlement loss, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies. Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.